Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

We hereby consent to the use in this Form S-8 Registration Statement of Innolog Holdings Corporation of our report dated April 16, 2012, relating to the financial statements of Innolog Holdings Corporation as of and for the year ended December 31, 2011 , which is incorporated by reference into such Form S-8.

/s/RBSM LLP

New York, NY

June 6, 2012